Exhibit 99.1

Zedge Announces Leadership Changes and Board Expansion

Jonathan Reich Promoted to CEO; Yi Tsai Appointed as CFO

Elliot Gibber to Return to Board of Directors; Greg Suess Appointed as Independent Director

New York, NY – August 6, 2020: Zedge, Inc. (NYSE AMERICAN: ZDGE), a worldwide mobile publishing and content platform provider, today announced the following leadership changes, effective immediately:

●	Mr. Jonathan Reich has been promoted to Chief Executive Officer;

●	Mr. Yi Tsai has been promoted to Chief Financial Officer;

●	Mr. Elliot Gibber, who had been serving as interim-CEO, returns to the board as an independent director;

●	Mr. Greg Suess joins the Board as an independent director;

●	Mr. Todd Feldman resigned from the Board due to other commitments

“As Zedge continues evolving and extending into new mobile verticals that move the company beyond the world of mobile personalization we have selected a team of result-driven leaders with proven track records of success to lead the company on this journey,” commented Michael C. Jonas, Zedge’s Executive Chairman. “Jonathan Reich has provided stability and leadership in his prior roles as Chief Operating Officer and Chief Financial Officer, and the Board unanimously believes he will provide the necessary leadership for Zedge’s future. Yi Tsai has proven himself as an exceptional financial executive, and we are equally confident that, as CFO, he will benefit Zedge and its shareholders.”

“Todd Feldman has been a great asset in helping the company address capital markets,” added Jonas. “We are thankful for his meaningful contribution and wish him the best in his future endeavors.”

“Since assuming the role of Interim CEO last fall, I’ve had the opportunity to work closely with Jonathan Reich and Yi Tsai and believe that they are the right team to lead the company to the next level of evolution and growth,” said Elliot Gibber. “During my tenure as Interim CEO, we have reported three consecutive quarters of positive cash flow – a milestone for the company, rolled out a bold new product, Shortz, successfully completed a capital raise, and have been successfully managing the challenges introduced due to the COVID-19 pandemic. I look forward to continuing to contribute as a member of the Board.”

“In my dual role as COO and CFO, I have gained a tremendous understanding of the drivers of our business and the potential that it offers,” commented Jonathan Reich. “I am energized by the opportunities that abound and look forward to working together with Yi Tsai and the rest of our talented team in unlocking these in a well-organized and deliberate fashion in order to deliver value to our customers, employees, and shareholders.”

Mr. Jonathan Reich, CEO

Mr. Reich has served as Chief Financial Officer since March 2016 and as Chief Operating Officer since 2011. Prior to that, he served as President of Fabrix Systems, Inc. and in various positions at Net2Phone, Inc., culminating with him serving as Chief Executive Officer of Net2Phone Global Services. He has been a director at the non-profit organization, Hand-in-Hand, since 2005. Mr. Reich received a B.S. and M.S. in Operations Research from Columbia University’s School of Engineering and Applied Science in 1989 and 1993, respectively.

Mr. Yi Tsai, CFO

Mr. Tsai joined Zedge as Controller in August 2017. Prior to that, Mr. Tsai served as Chief Financial Officer of Peerless Systems Corporation, a NASDAQ listed company, from November 2012 until its sale to a financial buyer in February 2015. Mr. Tsai began his career in public accounting and held positions of increasing responsibility with various financial institutions and multinational corporations. Mr. Tsai is a CPA and holds a B.S. in Accounting from National Taipei University and an M.B.A. in Finance from Case Western Reserve University’s Weatherhead School of Management.

Mr. Elliot Gibber, independent director

Mr. Gibber served as an independent director of the company since 2018 before stepping into the role of Interim CEO in November 2019. He currently serves as president and CEO of Deb El Food Products, a major player in the egg products business. Mr. Gibber previously served as Chairman of United Egg Association. Over the past ten years he has become an active investor in Real Estate, High Tech and Medical Technologies. He finds a true passion in helping entrepreneurs with growing and accelerating their businesses from seed to late stage ventures. He is also actively involved in numerous non-profit organizations, including being on the Board of Trustees of the Orthodox Union, Yeshiva University, and its RIETS seminary, and Albert Einstein School of Medicine. In 2008, Elliot was awarded an Honorary Doctorate degree from Yeshiva University.

Mr. Greg Suess, independent director

Mr. Suess is a founding partner of Activist Artists Management, LLC (Activist.co), a full-service management and consulting company that provides comprehensive management services for its clients including talent and brand management, managing partnerships, strategic alliances and marketing strategies that engage consumers through entertainment, music, and lifestyle experiences. Its notable clients include The Grateful Dead, Dead & Company, The Lumineers, Dwight Yoakam, Empire of the Sun, Michael Franti & Spearhead, Ken Watanabe, David Alan Grier, Terry Rossio, Appetize, Steady, Influential, Acorn International, Black News Channel, All Elite Wrestling, Inc., Z. Alexander Brown Winery, Zedge and Virgin Hotels.

He is a Partner at Glaser, Weil, Fink, Howard, Avchen & Shapiro, LLP, one of the country’s premier full-service law firms, where he focuses on general corporate law, media and entertainment. While at the firm, he has served as part of a team that has advised a wide range of clients including MetroGoldwyn-Mayer Studios, Tracinda, MGM International, EROS, Cinedigm, CJ Entertainment, and Quincy Jones Productions, among others. Prior to joining the law firm, Mr. Suess was director of business development for Knowledge Exchange, an educational entertainment-publishing firm in Santa Monica, CA founded by Michael Milken. The firm was bought out by management in 1996 and was the predecessor-in-interest to Knowledge Universe. He holds a Bachelor of Science from the University of Southern California and a J.D./M.B.A. from Pepperdine University, and is a published author.

About Zedge

Zedge offers a state-of-the-art digital publishing platform that powers our consumer-facing app availing users with a host of digital content – wallpapers, video wallpapers, ringtones, and stickers. We are evolving by developing new apps run on top of our publishing platform and generally focus on the entertainment vertical. Our creators are amateur and professional artists as well as new and major brands who can easily launch a virtual storefront in Zedge where they can market and sell their content to our user base. Our app has been downloaded more than 436 million times, has approximately 29 million monthly active users and has consistently been ranked as one of the most popular free apps in Google Play in the US.

Forward Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

Contact:

ir@zedge.net

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